STRUCTURING AND CONSULTING AGREEMENT

This Structuring and Consulting Agreement (the “Agreement”) is entered into this 5th day of June 2013, by and between Sundance Strategies, Inc. (“SSI”), and Europa Settlement Advisors Ltd. (“ESA” or “Consultant”).  Each of SSI and ESA may be individually referred to herein as a “Party” or collectively as the “Parties.”

WHEREAS, ESA is engaged in the business of structuring pooled life insurance purchases, sales and financing in Luxembourg, Ireland and Germany.

WHEREAS, SSI is engaged in the business of purchasing net life insurance benefits (“NIBs”) and other products tied to life insurance policies on insured’s aged 75 and older.

WHEREAS, ESA advised and assisted SSI in the purchase of NIBs from PCH Financial S.a.r.l. with an aggregate par value of $6,599,000.00 according to that certain Structuring and Consulting Agreement dated March 14, 2013 (the “Initial Agreement”).

WHEREAS, ESA advised and assisted SSI in the negotiation of a forward purchase of NIBs from Del Mar Financial S.a.r.l. dated June 5, 2013 (the “DMF Agreement”).  All capitalized terms used but not defined herein shall have the meanings set forth in the DMF Agreement.

WHEREAS, ESA has relationships with other European sellers of insurance policies and related benefits.

WHEREAS, ESA has agreed to advise and assist SSI in the structuring and acquisition of additional NIBs related to life insurance policies from other parties and provide SSI with the exclusive right to ESA’s services.

WHEREAS, SSI has agreed to compensate ESA for its exclusive services as set forth below.

NOW THEREFORE, the Parties hereto agree as follows:

1.

Transaction.  SSI has entered into the DMF Agreement in contemplation of the purchase of NIBs related to life insurance policies totaling over $400,000,000.00 of face amount.

2.

Appointment of ESA as Consultant.  ESA is being retained to assist SSI in the Transaction.  ESA agrees that its staff shall be available to discuss the Transaction with SSI at all reasonable times and to produce summaries, reports and assistance as reasonably requested by SSI.

3.

No Obligation to Purchase NIBs or Use ESA for Bond Placement.  The Parties acknowledge that nothing in this Agreement obligates SSI to purchase any NIBs that ESA may present or to pay any amounts to any Party, except as specifically provided herein. SSI may enter into a separate agreement related to the purchase of NIBs or other assets from other parties.  The Parties further acknowledge that, in the event SSI issues any bonds related to its Qualified NIBs portfolio, it is under no obligation to engage ESA to place the bond.

4.

Exclusive Services.  So long as the DMF Agreement has not been terminated and SSI has the exclusive rights related to NIBs being offered by DMF, ESA shall provide its structuring services exclusively to SSI.  In the event SSI rejects any NIBs offered by DMF or other acquisitions offered by ESA, ESA shall be permitted to assist DMF with alternative sales or solutions related to such NIBs or acquisitions.

5.

Compensation.

a.

Initial Advance.  The Consultant will receive a three hundred forty thousand dollars ($340,000.00) initial advance on fees (the “Initial Advance”), of which one hundred thousand dollars ($100,000.00) has already been advanced.  The balance of this initial advance will be paid upon execution of this Agreement.

b.

Structuring Fee.  The Consultant will be entitled to a fee (the “Structuring Fee”) equal to 1% of the face amount of the life insurance policies underlying the NIBs acquired by SSI through NIB providers introduced by ESA, payable as follows:

i.

If the NIBs acquired by SSI are not “Qualified NIBs” as defined in the DMF Agreement, 50% of the fee shall be due to ESA upon the delivery of NIBs and the remaining 50% of the fee shall be due to ESA upon the conversion of such NIBs into Qualified NIBs.

ii.

If the NIBs acquired by SSI are Qualified NIBs, the entire fee will be due upon delivery of such Qualified NIBs.

iii.

Notwithstanding the above, the Structuring Fee shall be reduced on a pro rata basis on the first NIBs purchased related to life insurance policies totaling $400,000,000.00 of face amount (the “First $400”) such that the Structuring Fee for the First $400 shall be $3,660,000.00 rather than $4,000,000.00.

iv.

Further notwithstanding the above, SSI shall not be required to use more than 50% of its available cash or liquidity to pay the Structuring Fee on any NIBs that are not Qualified NIB; provided that such fee shall be due and payable immediately upon SSI’s receipt of additional cash or other liquid assets, and; provided, further, that in any event the full amount of the fee shall be due upon delivery of Qualified NIBs.

6.

Substitutions.  In the conversion of NIBs into Qualified NIBs, SSI acknowledges that certain substitutions of policies will be required to maximize the value and minimize the cost associated with the Qualified NIBs.  Substitutions are allowed so long as such substitutions qualify for financing and increase the values using valuation models of the related financing sources.

7.

Expenses. The Parties will be responsible for their own expenses.  ESA and DMF shall be responsible for all expenses associated with building, developing, creating and structuring the Qualified NIBs, which costs shall not increase the purchase price for such assets as set forth in the DMF Agreement.

8.

Termination.  SSI may terminate this Agreement at any time with or without cause. For the termination to be effective, the terminating Party must deliver written notice of termination to the other Party.  Notification can be made by standard US mail or by e-mail; provided that no termination will affect any amounts due hereunder for services already rendered or in the process of being rendered.  In the event that SSI terminates this Agreement, ESA will continue to be owed the fees described herein related to Qualified NIBs created or converted by NIB providers introduced by ESA (including DMF) and SSI shall lose all exclusivity rights associated with ESA and NIB providers introduced by ESA (including DMF).

9.

Miscellaneous.

a.

Due Authorization.  Each Party represents to the other that its execution of this Agreement has been authorized by all necessary company action, if such action is required, and that this Agreement constitutes a binding obligation of such Party.  Each individual who executes this Agreement on behalf of a Party represents to all Parties that he, she or it is authorized to do so. This Agreement will bind each Party’s successors and permitted assigns.

b.

Counterparts.  This Agreement may be executed in counterparts each of which will be deemed an original, and such counterparts when taken together shall constitute but one agreement.

c.

Governing Law.  This Agreement and its interpretation and enforcement are governed by the laws of the state of Utah.

d.

Entire Agreement.  This Agreement sets forth the entire understanding of the Parties with respect to the subject matter of this Agreement and supersedes all prior agreements and understandings between the Parties regarding the subject matter of this Agreement.

e.

Amendments.  No amendment or modification of any provision of this Agreement will be effective unless made in writing and signed by each of the Parties.

f.

Severance.  If for any reason any provision of this Agreement is determined by a tribunal of competent jurisdiction to be legally invalid or unenforceable, the validity of the remainder of the Agreement will not be affected and such provision will be deemed modified to the minimum extent necessary to make such provision consistent with applicable law and, in its modified form, such provision will then be enforceable and enforced.

IN WITNESS WHEREOF, the Parties have executed this Agreement, effective as of the Effective Date.

SUNDANCE STRATEGIES, INC. By: /s/Randall F. Pearson Name: Randall F Pearson Its: President	EUROPA SETTLEMENT ADVISORS, LTD By: /s/Anya Maxwell Name: Anya Maxwell Its: Managing Director